AMENDMENT

TO THE

ADMINISTRATIVE SERVICES AGREEMENT BETWEEN

FARM BUREAU LIFE INSURANCE COMPANY AND SUMMIT INVESTMENT PARTNERS, INC.

This is an Amendment to the Administrative Services Agreement (“Agreement”) entered into on the 19th day of September, 2001 (“Agreement”) between Farm Bureau Life Insurance Company (“INSURER”) and Summit Investment Partners, Inc. (“Summit”).

RECITALS:

1) The parties hereto desire to amend the Agreement to change the fee schedule in Section 1. (a) to reflect the addition of the Class F Funds available for purchase by certain of the INSURER’s separate accounts.

IN CONSIDERATION of the above, and of the mutual promises and conditions set forth in this Amendment, the parties hereto agree as follows:

1) Section 1. (a) of the Agreement is amended in its entirety to read as follows:

(a) INSURER shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, Summit agrees to pay INSURER a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Funds attributable to the Contracts issued by INSURER (“INSURER Fund Assets”) at the following annual rates:

Annual Rate	Total Average Quarterly Net Assets
5 basis points	On all net assets of the Summit S&P MidCap 400 Index Portfolio – Class F, the Summit Russell 2000 Small Cap Index Portfolio – Class F, and the Summit EAFE International Index Portfolio – Class F attributable to the Contracts issued by the INSURER

10 basis points	On all net assets of the Summit S&P MidCap 400 Index Portfolio (also known as the Summit S&P MidCap 400 Index Portfolio – Class I) and the Summit Russell 2000 Small Cap Index Portfolio (also known as the Summit Russell 2000 Small Cap Index Portfolio – Class I) attributable to the Contracts issued by the INSURER

1.

15 basis points	On all net assets of the Summit Nasdaq-100 Index Portfolio attributable to the Contracts issued by the INSURER

2) In all other respects, the Agreement shall remain unchanged.

3) The effective date of this Amendment shall be May 1, 2008.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers signing below.

FARM BUREAU LIFE INSURANCE COMPANY

Attest:	/s/ Kristi Rojohn	By:	/s/ Richard J. Kypta
Name:	Kristi Rojohn	Name:	Richard J. Kypta
Title:	Director, Investment Compliance	Title:	Executive Vice President & General Counsel

SUMMIT INVESTMENT PARTNERS, INC.

Attest:	/s/ Thomas G. Knipper	By:	/s/ John F. Labmeier
Name:	Thomas G. Knipper	Name:	John F. Labmeier
Title:	CCO	Title:	Secretary

2.